FOR IMMEDIATE RELEASE

February 18, 2005

ILX RESORTS REPORTS INCREASED FOURTH QUARTER NET INCOME

PHOENIX, ARIZONA – February 18, 2005 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its results for the fourth quarter ended December 31, 2004.

Net income from continuing operations for the fourth quarter of 2004 increased 27.8% to $652,000 as compared to $510,000 in the same quarter of 2003.  Net income, including discontinued operations, for the fourth quarter of 2004 increased to $615,000 as compared to a loss of $1.3 million for the comparable period in 2003.  Basic and fully diluted earnings per share from continuing operations were each $0.20, as compared to $0.17 each for the same quarter of 2003.  Basic and fully diluted earnings per share including discontinued operations were each $0.19, as compared to a loss of $0.45 and $0.44 respectively for the comparable period in 2003.  Net income for the years ended December 31, 2004 and 2003 was $2.7 million and $0.9 million respectively.  Basic and fully diluted earnings per share including discontinued operations for the year ended December 31, 2004 were $0.88 and $0.87, respectively, as compared to $0.30 and $0.29 for the year ended December 31, 2003.

Revenue for the three and twelve months ended December 31, 2004 was $14.4 million and $59.6 million.  Revenue for the same periods in 2003 was $15.6 million and $65.4 million.  The decrease reflects the reduction in the scale of the Las Vegas sales operation which commenced implementation during the fourth quarter of 2003.

“We are pleased to report fourth quarter results which reflect not only significant growth in net income year over year, but also a substantial increase in income as a percentage of revenue,” said Joe Martori, Chairman and CEO.  “At the same time, we look forward to developing our recently opened Rancho Mañana sales office to its full potential.  Rancho Mañana’s spectacular setting and fine amenities, together with its proximity to the Phoenix metropolitan area, provide an exciting opportunity to market to both new customers and our existing owners.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, land adjacent to an existing resort in northern Arizona on which it has commenced construction and 44 acres of land located in Las Vegas, Nevada, on the corner of Paradise Road and Tropicana Avenue proximate to the Las Vegas Airport, University of Nevada-Las Vegas and the “Strip,” to both of which the Company holds development rights.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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